Exhibit 10.3


                            CF MOTORFREIGHT
                    EXECUTIVE INCENTIVE PLAN FOR 1996



   THE PLAN

   In order to motivate certain employees of CF MotorFreight (CFMF) more effectively and efficiently, Consolidated Freightways
Corporation of Delaware (CFCD) establishes an Incentive Plan (Plan) under which payments will be made to designated eligible executive personnel out of calendar year CFMF 1996 Incentive Profits.


   DESIGNATION OF PARTICIPANTS

   Participants in this Plan shall be designated full-time executive personnel of CFMF. A master list of all Plan participants will be maintained in the office of the President of CFCD.


   ELIGIBILITY FOR PAYMENT

   Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible. Calendar quarters begin January 1, April 1, July 1, and October 1 or the first working day thereafter. An employee who commences participation in the 1996 Plan during the 1996 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

   Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by CFCD or any of its subsidiaries and (ii) a Plan participant.

     EXCEPTION 1. A Plan participant who is employed by CFCD through December 31, 1996 but leaves that employment or otherwise becomes ineligible after December 31, 1996 but before the final payment is made relating to 1996, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1996 Incentive Profits.

     EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 1996 pursuant to the Consolidated Freightways, Inc. Retirement Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1996 and who, at the time of death, was an eligible participant in this Plan, (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1996, or (4) to an eligible Plan participant who is transferred to another subsidiary of CF, Inc. and who remains an employee through December 31, 1996.


   METHOD OF PAYMENT

   Each Plan participant will be assigned an incentive participation factor as a percent of annual compensation. Each Plan participant will also be assigned to a CFMF operating unit (service center, division, total company, etc.) to earn incentive. The participation factor may be further indexed to specific performance goals such as revenue, profit, service, etc.

   Incentive for assigned goals will be earned on a pro rata basis for accomplishment between the Minimum Level and the Incentive Factor Goal. Once incentive earnings exceed the Incentive Factor Goal, incentive compensation will be earned ratably at 50% of the previous level.

   No incentive will be earned by a participant until CFMF has achieved its Minimum Profit Goal. Actual incentive payout is subject to the ICP pool. Incentive Compensation will be adjusted proportionately to the amount in the ICP pool.


   PERSONAL DATA SHEET

   A "Personal Data Sheet" for calculation of incentive earnings will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) his profit sharing percentage, (3) the minimum level of achievement required for each assigned goal, (4) the incentive factor level of achievement for each assigned goal, and (5) the incentive earnings at the incentive factor level for each assigned goal.


   DATE OF PAYMENT

   The President of CFCD may authorize a partial payment of the estimated annual earned incentive, in December, 1996. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1997.





   INCENTIVE PROFIT

   Incentive Profit is defined as the operating earnings of CF MotorFreight before deducting any amounts expensed under this or any similar incentive or bonus plan, before deducting interest expense and other non-operating expenses, before adding interest income, and before deducting income taxes.


   ANNUAL COMPENSATION

   Annual Compensation for incentive purposes for each Plan participant is his annualized salary or hourly base pay before any incentive, overtime, or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan.


   MAXIMUM PAYMENT

   Payments under this Plan are limited to double each participant's participation factor.


   LAWS GOVERNING PAYMENTS

   No payment shall be made under this Plan in an amount which is prohibited by law.


   AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

   The Board of Directors of CFCD may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.


   DURATION OF PLAN

   This Plan is for the calendar year 1996 only.